EXHIBIT 99.1

News Release

Rockwell Collins reports third quarter fiscal year 2010 earnings per share of $0.89 on year-over-year sales increase of 12%

o	Nine month year-to-date 2010 operating cash flow of $440 million increased $59 million compared to the same period in 2009
o	Overall full year guidance updated with EPS of about $3.50 and operating cash flow increased to about $700 million

CEDAR RAPIDS, Iowa (July 16, 2010) – Rockwell Collins, Inc. (NYSE: COL) today reported net income of $142 million for its fiscal year 2010 third quarter ended June 30, 2010, a decrease of $3 million, or 2%, from fiscal year 2009 third quarter net income of $145 million. Earnings per share was $0.89, a decrease of $0.02 from earnings per share of $0.91 for the same period in 2009.

Third quarter 2010 sales increased $130 million, or 12%, to $1.214 billion compared to sales of $1.084 billion for the same period a year ago. Organic revenue growth was 8%, while incremental sales from the acquisitions of DataPath and Air Routing contributed $43 million, or 4%, to total revenues. Total segment operating margins were 18.8% for the third quarter of 2010 compared to 21.5% for the third quarter of 2009.

Cash provided by operating activities for the first nine months of 2010 totaled $440 million compared to the $381 million reported for the same period last year. The increase resulted primarily from lower payments for employee incentive compensation.

“Despite continued uncertainty in the global economic recovery our business continued to perform very well relative to the expectations we communicated in September, 2009,” said Rockwell Collins Chairman, President and Chief Executive Officer Clay Jones. “Both business segments posted year-over-year increases in revenue for the first time since the fourth quarter of fiscal year 2008 as the commercial markets show solid improvement and our defense business continues its steady progress.”

Mr. Jones went on to state, “Given the benefits of the balance and diversification of our businesses and the strength of our shared services operating model, we are updating several pieces of our overall guidance. Despite higher accruals now expected for employee incentive compensation and the absence of the Federal R&D Tax Credit, we are confident enough in our overall performance to tighten our EPS and increase our operating cash flow guidance.”

Following is a discussion of fiscal year 2010 third quarter sales and earnings for each business segment.

Government Systems

Government Systems, which provides communication and electronic systems, products and services for airborne and surface applications to the U.S. Department of Defense, other government agencies, civil agencies, defense contractors and foreign ministries of defense, achieved third quarter sales of $754 million, an increase of $103 million, or 16%, compared to the $651 million reported for the same period last year. Incremental sales from the May 29, 2009 acquisition of DataPath contributed $34 million of revenue growth.

Airborne solutions sales increased $8 million, or 2%, to $460 million as higher revenues related to tanker and transport aircraft programs were partially offset by lower revenues on fighter jet programs. Surface solutions sales increased $95 million, or 48%, to $294 million. DataPath sales contributed $34 million to acquisition-related revenue growth, while organic sales increased $61 million primarily due to revenues related to a vehicle electronics integration program with the California Highway Patrol and higher sales from a number of international programs.

Government Systems third quarter operating earnings decreased 3% to $153 million, resulting in an operating margin of 20.3%, compared to operating earnings of $158 million, or an operating margin of 24.3%, for the same period last year. The decrease in operating earnings was primarily the result of higher employee compensation and pension expenses, transition costs related to the San Jose, California facility shut-down and higher research and development expenditures, which were partially offset by the benefit of a favorable contract adjustment, reduction in warranty expenses and incremental earnings on higher revenues. Operating margin was also negatively impacted by lower margins on DataPath revenues.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved third quarter sales of $460 million, an increase of $27 million, or 6%, compared to sales of $433 million reported for the same period last year. Incremental sales from the acquisition of Air Routing contributed $9 million of revenue growth.

Sales related to aircraft original equipment manufacturers increased $29 million, or 14%, to $240 million primarily due to higher sales to Boeing resulting from the absence of last year’s post-labor strike inventory rationalization and an increase in 787 revenues, and higher equipment sales for Chinese turbo-prop aircraft. Aftermarket sales increased $11 million, or 6%, to $210 million. Air Routing sales contributed $9 million of the aftermarket revenue growth and organic sales increased $2 million.  The increase in organic aftermarket revenues was primarily from higher avionics service and support revenues and an increase in business and regional jet retrofit and spares sales. These increases were partially offset by lower air transport retrofit and spares sales and a decrease in wide-body in-flight entertainment service revenues. Sales related to wide-body in-flight entertainment products decreased $13 million to $10 million.

Commercial Systems third quarter operating earnings were level with the prior year at $75 million, resulting in an operating margin of 16.3% for the third quarter 2010, compared to an operating margin of 17.3%, for the same period a year ago. The decrease in operating margin was primarily attributable to higher employee compensation and pension expenses, partially offset by favorable margins on higher sales volume.

Corporate and Financial Highlights

General corporate expenses that are not allocated to the company’s business segments increased $4 million to $12 million during the third quarter of 2010 due to higher employee compensation and pension expenses. The company’s effective income tax rate of 30.7% for the third quarter of 2010 was lower than the rate of 32.6% for the prior year period as a result of additional tax benefits related to prior year tax returns partially offset by the absence of the Federal Research & Development Tax Credit, which expired December 31, 2009.

During the third quarter of 2010 the company repurchased 0.8 million shares of its common stock at a total cost of $51 million, leaving $92 million available for authorized share repurchases. The company also paid dividends totaling $38 million, or 24 cents per share, on its common stock.

Fiscal Year 2010 Outlook

The following table is a complete summary of the company’s updated fiscal year 2010 financial guidance:

•	Total sales	About $4.7 billion
	– Updated from	$4.6 bil. to $4.8 bil.

•	Total segment operating margin	About 19%
	– Updated from	18.5% to 19.5%

•	Earnings per share(1)	About $3.50
	– Updated from	$3.35 to $3.55

•	Cash flow from operating activities	About $700 million
	– Updated from	$600 mil. to $700 mil.

•	Research & development costs(2)	About $850 million
	– Updated from	$870 mil. to $900 mil.

•	Capital expenditures	About $135 million

(1)
Based on an estimated effective income tax rate in the range of 30% to 31%. The projected effective tax rate assumes the Federal R&D Tax Credit is not renewed before the end of the fiscal year. If the Federal R&D Tax Credit is renewed before the end of the fiscal year, the impact to the effective tax rate guidance would be a decrease of approximately 2 percentage points.

(2)	The decrease in research & development costs is a result of lower customer-funded development programs.

Business Highlights

Rockwell Collins selected to provide communication, navigation and surveillance systems for COMAC C919
Rockwell Collins, along with its joint venture partners China Electronics Technology Avionics Co. Ltd (CETCA) and China Leihua Electronic Technology Research Institute (LETRI), signed letters of intent with Commercial Aircraft Corporation of China Ltd. (COMAC) to provide avionic systems for the new C919 family of single-aisle aircraft. Rockwell Collins has partnered with CETCA to provide communication and navigation solutions and with LETRI to provide an integrated surveillance system that combines weather detection, traffic alert and collision avoidance, Mode S surveillance and terrain awareness and warning functions.

Rockwell Collins selected to provide Link 16 ground system for Finnish Air Force
Rockwell Collins, along with team members BAE Systems AeI and Insta DefSec Oy, was selected by the Finnish Air Force to provide a Link 16 ground system that will allow the establishment, control and operation of Link 16 networks. The system will support timely exchange of command and control information and situational data between the Air Defence Command and Control system, aircraft and other Link 16-equipped assets.

Turkish Airlines selected Rockwell Collins’ MultiScan™ and sensors
Turkish Airlines selected Rockwell Collins to provide a full suite of avionics solutions including its MultiScan™ Hazard Detection system, Traffic Collision Avoidance System, data link system and sensors for its growing fleet of Boeing and Airbus aircraft. The agreement includes 20 firm and 15 option B737 aircraft and 20 firm and 10 option A319/321 aircraft.

Rockwell Collins part of team to lead NextGen definition and implementation
Rockwell Collins is part of the ITT Corporation team recently awarded a Next Generation Air Transportation System contract by the Federal Aviation Administration (FAA). The FAA awarded three separate contracts, titled System Engineering 2020, which combined are worth up to $4.4 billion over 10 years. The contract awarded to the ITT team has a value of $1.4 billion.

Rockwell Collins awarded E-2D Hawkeye maintenance training contract by U.S. Navy
Rockwell Collins was awarded a $63 million contract from the U.S. Navy to develop the integrated maintenance training system for the new E-2D Hawkeye aircraft.  This contract builds upon the previously awarded integrated aircrew training system for the E-2D and positions Rockwell Collins as a leading provider of E-2 Hawkeye training solutions.  This new training system will provide maintainers with the latest blended training capabilities, consisting of classroom instruction, PC-based and physical device trainers.

Rockwell Collins selected for Boeing NewGen Tanker team
Boeing's NewGen Tanker will feature the same advanced Rockwell Collins flight deck technology that is being supplied to the 787 Dreamliner. In addition to the flight deck, Rockwell Collins was selected by Boeing to provide Communication, Navigation, Surveillance/Air Traffic Management, aircraft networks and situational awareness capability to support the aircraft's mission.

Air China selected Rockwell Collins avionics for A330s
Air China selected Rockwell Collins to provide its MultiScan™ hazard detection system, GLU-925 Multi-Mode Receiver and a suite of advanced sensors for 20 new Airbus A330 aircraft. The selection represents the expansion of a strategic relationship between Rockwell Collins and Air China. Earlier this year, Air China signed a ten-year maintenance agreement with Collins Aviation Maintenance Services Shanghai Limited, a Rockwell Collins joint venture with China Eastern Airlines. The joint venture provides service and support for Rockwell Collins equipment on the entire Air China fleet.

Rockwell Collins delivered 737 NG simulator to Pan Am International Flight Academy
Rockwell Collins delivered an advanced Edge™ 737 NG Full Flight Simulator to the Pan Am International Flight Academy's North American training center in Miami, marking the U.S debut of the new system.

Rockwell Collins earned Airbus Best Performer Award
Rockwell Collins Commercial Systems avionics group received the Airbus Supplier Quality Improvement Program (SQIP) Award for Best Performer. SQIP 2010 was introduced by Airbus in March 2008 as a three-year joint Airbus supplier initiative to improve quality and on-time delivery.

Rockwell Collins joint venture received Sweden contract for MIDS terminals
Data Link Solutions, a joint venture between Rockwell Collins and BAE Systems, was awarded a $29.6 million contract for Multifunctional Information Distribution System - Low Volume Terminals (MIDS-LVTs) from the Swedish Defence Materiel Administration. These MIDS-LVT terminals provide real-time data communications, situational awareness, navigation and digital voice capability, all in a jam-resistant, crypto-secured package.

Rockwell Collins’ joint venture awarded JHMCS contracts
Vision Systems International, LLC, a joint venture between Rockwell Collins and Elbit Systems, has received several new contracts with a total value of more than $80 million for Joint Helmet Mounted Cueing Systems (JHMCS).

Conference Call and Webcast Details

Rockwell Collins Chairman, President and CEO Clay Jones and Senior Vice President and CFO Patrick Allen will conduct an earnings conference call at 9:00 a.m. Eastern Time on July 16, 2010. Individuals may listen to the call and view management’s supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through September 13, 2010.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronics solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management and simulation and training is delivered by nearly 20,000 employees and a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers (including major U.S. airlines); the health of the global economy, including potential deterioration in economic and financial market conditions; the rate of recovery of the commercial aftermarket; delays related to the award of domestic and international contracts; the continued support for military transformation and modernization programs; potential adverse impact of oil prices on the commercial aerospace industry; the impact of the global war on terrorism and potential declining defense budgets on government military procurement expenditures and budgets; changes in domestic and foreign government spending, budgetary and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; customer bankruptcies and profitability; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us and our customers; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with export control and environmental regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Dan Swenson
319.295.0591	319.295.7575
pjtvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2010	2009	2010	2009

Sales
Government Systems	$754	$651	$2,063	$1,838
Commercial Systems	460	433	1,320	1,442
Total sales	$1,214	$1,084	$3,383	$3,280

Segment operating earnings
Government Systems	$153	$158	$437	$443
Commercial Systems	75	75	212	282
Total segment operating earnings	228	233	649	725

Interest expense	(5)	(5)	(15)	(12)
Stock-based compensation	(6)	(5)	(17)	(15)
General corporate, net	(12)	(8)	(36)	(21)
Restructuring adjustment	-	-	1	-
Income before income taxes	205	215	582	677

Income tax provision	(63)	(70)	(171)	(217)
Net income	$142	$145	$411	$460

Diluted earnings per share	$0.89	$0.91	$2.58	$2.89

Weighted average diluted shares outstanding	159.5	159.7	159.3	159.4

The following tables summarize total sales by product category and Commercial Systems sales by type of product or service for the three and nine months ended June 30, 2010 and 2009 (unaudited, in millions):

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2010	2009	2010	2009

Government Systems sales by product category:
Airborne solutions	$460	$452	$1,325	$1,286
Surface solutions	294	199	738	552
Total	$754	$651	$2,063	$1,838

Commercial Systems sales by product category and type of product or service:
Air transport aviation electronics:
Original equipment	$114	$91	$325	$260
Aftermarket	115	130	367	402
Wide-body in-flight entertainment products	10	23	39	61
Total air transport aviation electronics	239	244	731	723

Business and regional aviation electronics:
Original equipment	126	120	349	490
Aftermarket	95	69	240	229
Total business and regional aviation electronics	221	189	589	719
Total	$460	$433	$1,320	$1,442

Commercial Systems sales by type of product or service:
Total original equipment	$240	$211	$674	$750
Total aftermarket	210	199	607	631
Wide-body in-flight entertainment products	10	23	39	61
Total Commercial Systems sales	$460	$433	$1,320	$1,442

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	June 30,	Sep. 30,
	2010	2009
Assets
Cash and cash equivalents	$303	$235
Receivables, net	917	913
Inventories, net	980	943
Current deferred income taxes	136	154
Other current assets	90	117
Total current assets	2,426	2,362

Property	709	719
Goodwill and intangible assets	1,064	964
Long-term deferred income taxes	304	371
Other assets	233	229
Total assets	$4,736	$4,645

Liabilities and equity
Short-term debt	$22	$-
Accounts payable	388	366
Compensation and benefits	211	199
Advance payments from customers	332	349
Product warranty costs	192	217
Other current liabilities	221	228
Total current liabilities	1,366	1,359

Long-term debt, net	516	532
Retirement benefits	1,102	1,254
Other liabilities	171	205

Equity	1,581	1,295
Total liabilities and equity	$4,736	$4,645

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited)
(in millions)

	Nine Months Ended
	June 30
	2010	2009
Operating Activities:

Net income	$411	$460
Adjustments to arrive at cash provided by operating activities:
Depreciation	84	84
Amortization of intangible assets	26	20
Stock-based compensation expense	17	15
Compensation and benefits paid in common stock	48	49
Tax benefit from stock-based compensation	14	1
Excess tax benefit from stock-based compensation	(13)	(1)
Deferred income taxes	49	27
Pension plan contributions	(108)	(87)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	19	60
Inventories	(65)	(33)
Accounts payable	20	(73)
Compensation and benefits	15	(139)
Advanced payments from customers	(19)	7
Product warranty costs	(25)	(7)
Income taxes	2	14
Other assets and liabilities	(35)	(16)
Cash Provided by Operating Activities	440	381

Investing Activities:

Property additions	(83)	(117)
Acquisition of businesses, net of cash acquired	(95)	(146)
Acquisition of intangible assets	(5)	(1)
Other investing activities	-	(1)
Cash Used for Investing Activities	(183)	(265)

Financing Activities:

Purchases of treasury stock	(117)	(95)
Cash dividends	(113)	(114)
Decrease in short-term borrowings	-	(170)
Net proceeds from the issuance of long-term debt	-	296
Proceeds from the exercise of stock options	31	10
Excess tax benefit from stock-based compensation	13	1
Cash Used for Financing Activities	(186)	(72)

Effect of exchange rate changes on cash and cash equivalents	(3)	(1)

Net Change in Cash and Cash Equivalents	68	43

Cash and Cash Equivalents at Beginning of Period	235	175
Cash and Cash Equivalents at End of Period	$303	$218

# # #